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                                                                    EXHIBIT 10.8



                             SUBSCRIPTION AGREEMENT


         THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into as of this 29th day of September, 1995, by and among NEW META LICENSING CORPORATION, a Delaware corporation ("New Meta"), and the individuals identified in the attached EXHIBIT A hereto (individually a "Purchaser" and collectively the "Purchasers").

         WHEREAS, on September 22, 1995, the Certificate of Incorporation of New Meta Licensing Corporation was filed by the Secretary of State for the State of Delaware (the "Certificate");

         WHEREAS, pursuant to the Certificate the authorized capital stock of New Meta consists solely of Ten Million (10,000,000) shares of Voting Common Stock $.01 par value (the "Voting Common"), Three Million (3,000,000) shares of Non-Voting Common Stock $.01 par value and Three Million (3,000,000) shares of Preferred Stock $.01 par value;

         WHEREAS, the Purchasers are officers or advisors of New Meta;

         WHEREAS, the Board of Directors of New Meta has determined that it will be in the best interests of New Meta and its stockholders if New Meta sells shares of Voting Common to the Purchasers in the amounts set forth in EXHIBIT A in order to more closely align the interests of New Meta and the Purchasers, and each Purchaser desires to purchase such shares of Voting Common from New Meta;

         WHEREAS, immediately prior to consummating the transactions contemplated hereby, New Meta's parent corporation, Metanetics Corporation ("Metanetics"), shall substantially discontinue the business in which it was heretofore engaged and New Meta shall begin conducting such business.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties, intending to be legally and equitably bound, hereby agree as follows:

         1. SALE AND PURCHASE OF SHARES. Subject to the terms and conditions hereof, New Meta shall sell, transfer and assign to each Purchaser, and each Purchaser shall purchase and acquire from New Meta, the number of shares of Voting Common indicated in EXHIBIT A (the "Purchased Shares"), for a purchase price of 50/100 Dollars ($0.50) per share (each Purchaser's aggregate purchase price is set forth in EXHIBIT A and is referred to as the "Purchase Price"). The Purchase Price shall be payable by each Purchaser to New Meta at the Closing (as hereinafter defined) through its delivery to New Meta of good funds. Delivery of the share

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certificates evidencing the shares so purchased shall be delivered by New Meta to the Purchasers within ten (10) days following the Closing.

         2.      REPRESENTATIONS AND WARRANTIES.

         (a) New Meta hereby represents and warrants to each Purchaser (with respect to and only with respect to the shares of Voting Common hereby being sold by New Meta to him), respectively, that:

                 (i) Except as indicated in SCHEDULES 2(a)(ix) AND (x), the execution, delivery and performance of this Agreement does not and will not violate, conflict with or result in the breach of any provision of (a) any material contract, agreement or instrument to which it is a party or by or to which it or its assets or properties may be bound or subject; or (b) any order, judgment, injunction, award, decree, statute, law, rule or regulation of any jurisdiction applicable to it. Such execution, delivery and performance will not result in the creation of any lien or encumbrance on the Purchased Shares.

                 (ii) There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against it. There are no actions, suits or claims or legal, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to its knowledge, threatened, against or involving it which could adversely effect its ability to consummate the transactions contemplated hereby.

                 (iii) Upon its execution and delivery, this Agreement will be the valid and binding obligation of New Meta, enforceable in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, organization, moratorium or other laws of general application affecting enforcement of creditor' rights; and (B) general principles of equity that restrict the availability of equitable remedies.

                 (iv) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and lawful authority to own, lease and operate its assets and properties and to carry on its business in the manner presently conducted or contemplated by it.

                 (v) The execution, delivery and performance of this Agreement does not and will not violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws, as either may be amended.

                 (vi) No consent, action, approval, order or authorization, or declaration of or registration or filing with, any federal, state, local or governmental agency or authority is required to be obtained or made by New Meta in connection with (a) the execution, delivery or performance by New Meta of this Agreement and of the other instruments, agreements and documents required or contemplated hereunder; and (b) the consummation of the transactions contemplated hereby and thereby.

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                 (vii)  New Meta is authorized to issue Ten Million
         (10,000,000) shares of Voting Common Stock $.01 par value, Three Million (3,000,000) shares of Non-Voting Common Stock $.01 par value and Three Million (3,000,000) shares of Preferred Stock $.01 par value, of which Four Million (4,000,000) shares of Voting Common Stock are issued and outstanding as of the date hereof. There are no other class of capital stock authorized, issued or outstanding. The Purchase Shares shall when issued be validly issued, fully paid, and nonassessable, and all such shares have been issued in compliance with all applicable federal and state securities laws. There are no subscriptions, rights, options, warrants, convertible or exchangeable securities, agreements, restrictions, or other rights of any kind relating to the shares being sold hereunder.

                 (viii) Metanetics' un-audited balance sheet and income statement as of March 31, 1995 and August 31, 1995, copies of which have been furnished to each Purchaser, were prepared by or for Metanetics on the same basis as required for incorporation into Metanetics' parent corporation's, Telxon Corporation, audited financial statements, and are materially correct in presenting the financial position of Metanetics as at that date and the results of Metanetics' operations for the period then ended.

                 (ix) There is no tangible property or intangible personal property, including, without limitation, trademarks, service marks, styles, trade names, copyrights, licenses, patents, logos, designs, inventions, discoveries, processes, formulae, trade secrets, proprietary technical information and know-how (whether confidential or otherwise), software and other industrial property (including applications, certificates and registrations for or of any of the foregoing), used by New Meta in its business as presently conducted by it which is not owned, leased or licensed by New Meta. New Meta's property is free and clear of any lien or other encumbrance, except for (a) liens or encumbrances specifically described in SCHEDULE 2(A)(IX); (b) liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith and such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets material to the condition of New Meta; (c) minor liens or other encumbrances of a character that do not substantially impair the assets to which they apply; and (d) the terms of the written agreements pursuant to which any such property, tangible or intangible, is leased or licensed by it.

                 (x) EXCEPT AS DESCRIBED IN SCHEDULE 2(a)(x), as of the date hereof, New Meta does not have, nor has it agreed to incur or does it contemplate incurring, any indebtedness, liability, claim or loss, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including but not limited to liabilities for taxes, and which is not fully and adequately reflected or reserved against on its balance sheet.

                 (xi) New Meta is not in violation of any applicable United States, state, local or foreign law, ordinance, regulation, order, judgment, injunction, award, decree or other


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         requirement of any governmental or regulatory body, court or arbitrator, which violation could have a material adverse effect on the condition, financial or otherwise, of New Meta.

                 (xii) To the extent that the business plan and other disclosures of Metanetics which have been provided to the Purchasers contain any projections, such projections, if any, have been prepared by on the basis of underlying assumptions which, in good faith judgment, based on the circumstances known at the time of preparation thereof and as to the conditions which, in such judgment, it was then believed most likely to prevail over the projected period, provide a reasonable basis for such projections; provided that there is no assurance that the projected results will actually be achieved.

         (b) Each Purchaser hereby severally represents and warrants as to himself or herself to New Meta as follows:

                 (i) Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out Purchaser's obligations hereunder. All actions by Purchaser required for the lawful execution and deliver of this Agreement have been effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, organization, moratorium or other laws of general application affecting enforcement of creditor' rights; and (B) general principles of equity that restrict the availability of equitable remedies.

                 (ii) All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of Purchaser or his spouse required in connection with the consummation of the transactions contemplated in this Agreement have been obtained prior to and shall be effective as of the Closing.

                 (iii) Purchaser understands that the Purchased Shares purchased by him hereunder have not been registered under the Securities Act of 1993, as amended (the "Securities Act"). Purchaser also understands that the shares are being offered and sold pursuant to exemptions from registration contained in the Securities Act and applicable state securities laws based in part upon Purchaser's representations contained in this Agreement.

                 (iv) Purchaser understands and agrees that he bears the economic risk of this investment indefinitely unless and until the shares acquired hereunder are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that New Meta has no present intention of registering the shares being sold hereunder or any shares of its capital stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available


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         and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of such shares.

                 (v) Purchaser is acquiring the Purchased Shares for Purchaser's own account for investment only, and not with a view toward their distribution.

                 (vi) Purchaser represents that by reason of his business or financial experience, Purchaser has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement and can bear the risk of such investment without materially impairing his financial condition. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

                 (vii) Purchaser has had an opportunity to discuss New Meta's and Metanetics' business, management and financial affairs with directors, officers and management of New Meta and Metanetics, respectively, and has had the opportunity to review New Meta and Metanetics' respective operations and facilities. Purchaser also has had the opportunity to ask questions of and receive answers from New Meta and its management regarding the transactions contemplated hereby.

                 (viii) If identified in SCHEDULE 2(b)(viii), Purchaser is an "accredited investor" as that term is defined in Regulation D under the Securities Act. Specifically, if so identified, Purchaser meets one or more of the following definitions of an "accredited investor":

                          (A) A natural person whose net worth, either individually or jointly with such person's spouse, at the same time of the Closing, exceeds $1,000,000;

                          (B) A natural person who had an individual income in excess of $200,000 or joint income with that person's spouse in excess of $300,000 in 1993 and 1994, and reasonably expects to have individual income reaching the same level in 1995;

                          (C)     A director or executive officer of New Meta;

                          (D) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks involved in purchasing the shares hereunder;

                          (E) A corporations, not formed for the specific purpose of acquiring shares the Purchased Shares, with assets in excess of $5,000,000.


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         For purposes of the above definitions of "accredited investor," the term "net worth" means the excess of total assets over total liabilities. In calculating net worth, Purchaser may include the estimated fair market value of the Purchaser's principal residence as an asset. In determining individual "income," Purchaser should add to Purchaser's individual adjusted gross income (exclusive of any spousal income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income, and should subtract any unrealized capital gain.

                 (ix) Purchaser's address as set forth on EXHIBIT A is the address of Purchaser's primary residence. Purchaser's address as set forth on EXHIBIT A is the same state in which Purchaser received an offer of sale of the Purchased Shares and in which Purchaser is entering into this Agreement.


         3. CLOSING. The closing of the transactions contemplated hereunder (the "Closing") shall be held at such times and places as the parties may agree, and shall continue until all of the Purchasers have consummated such transactions; provided that the Closing shall be consummated no later than September 29, 1995.

         4. INDEMNIFICATION. Notwithstanding anything to the contrary in this Agreement, each of the Purchasers severally and New Meta shall indemnify and hold harmless the other against and from any and all losses, fees, costs, expenses, damages, obligations, liabilities and claims (including, without limitation, any and all fees, costs and expenses whatsoever reasonably incurred by it or its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any threatened or asserted claim) arising directly or indirectly out of:
(a) any failure of any representation or warranty of such party to be correct and complete when made, or (b) any failure by such party to perform and observe fully all obligations and conditions to be performed or observed by that party under this Agreement. Notwithstanding the foregoing or anything herein to the contrary, no claim for indemnification may be asserted after September 29, 1996.

         5. CONDITIONS TO EACH PURCHASER'S OBLIGATIONS. The obligation of each Purchaser to purchase the Purchased Shares are subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by such Purchaser:

                 (a) The representations and warranties made by New Meta in Section 2(a) hereof shall be true and correct in all material respects at the Closing with the same force and effect as if they had been made as of the date of the Closing, and New Meta shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to Closing.


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                 (b)      At the time of Closing, the sale of the Purchased
         Shares shall be legally permitted by all laws and regulations to which the Purchasers and New Meta are subject.

                 (c) New Meta shall have obtained any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as properly may be obtained subsequent to the Closing).

                 (d) Each Purchaser or his counsel has had the opportunity to review copies of all corporate documents of New Meta as the Purchaser reasonably may have requested.

                 (e) New Meta shall have delivered to Purchaser a certificate, executed by an officer of New Meta, dated the date of Closing, to the effect that the conditions specified in subparagraphs
         (a) through (c) of this Section 5 have been satisfied.

                 (e) All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

         6. CONDITIONS TO NEW META'S OBLIGATIONS. New Meta's obligation to sell the Purchased Shares at Closing is subject to the satisfaction, on or prior to Closing, of the following conditions, any one or more of which may be waived by it:

                 (a) The representations and warranties made by each Purchaser in Section 2(b) hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date, and each Purchaser shall have performed all obligations and conditions herein required to be performed or observed by him on or prior to Closing.

                 (b) At the time of Closing, the sale of the Purchased Shares shall be legally permitted by all laws and regulations to which the Purchasers and New Meta are subject.

                 (c) Each Purchaser shall have obtained any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as properly may be obtained subsequent to the Closing).

                 (d) Each Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by each Purchaser on or before the Closing.

                 (e) Each Purchaser shall have delivered to New Meta (i) a certificate, executed by him or her, dated the date of Closing, to the effect that the conditions specified in subparagraphs (a) through (d) of this Section 6, and in subparagraph (d) of Section 5,


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         have been satisfied and (ii) an Investment Letter in the form attached hereto as EXHIBIT B, executed by him or her.

         7. CONDITION SUBSEQUENT. This Agreement and the transactions contemplated hereby are subject to ratification by the Board of Directors of Telxon Corporation, parent corporation of Metanetics, parent corporation of New Meta. In the event that such ratification is not granted, then New Meta may return the Purchase Price to Purchaser and require Purchaser to return the Purchased Shares purchased by him hereunder, and thereafter all of Purchaser's rights and obligations hereunder and as a shareholder of New Meta shall be null and void ab initio.

         8. ENTIRE AGREEMENT. This Agreement and any other writing specifically identified herein or specifically contemplated hereby, taken together, contain the entire agreement among the parties hereto with respect to New Meta's sale and each Purchaser's acquisition of shares hereunder and supersedes all previous written or oral negotiations, commitments and writings with respect thereto.

         9. HEADINGS. The paragraph headings used herein are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or set forth the intentions of the parties.

         10. SURVIVAL. All agreements, obligations, warranties, and representations under this Agreement shall survive the Closing and any investigations made by the parties until September 29, 1996.

         11. GENDER AND NUMBER. When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders or numbers, and each noun used in this Agreement, including each capitalized term defined herein, includes the same noun in other numbers.

         12. SUCCESSORS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, personal representatives, successors, and assigns of each party to this Agreement.

         13. NO THIRD-PARTY BENEFIT. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective successors and assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

         14. GOVERNING LAW. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Ohio, without regard to conflict of laws principals.

         15. SEVERABILITY. The intention of the parties to this Agreement is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all


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laws and public policies to the extent possible.  If any court of competent jurisdiction determines it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way effect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                            NEW META LICENSING CORPORATION


                                            By: /s/ David B. Swank
                                            Its President




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